Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170
(504) 569-1875

EPL Announces First Quarter Results for 2011

New Orleans, Louisiana, May 04, 2011…Energy Partners, Ltd. (EPL or the Company) (NYSE:EPL) today reported financial and operational results for the first quarter 2011.

Highlights

•	First quarter 2011 revenue of $67.2 million, up 23% from the fourth quarter 2010, aided by a 23% increase in crude oil production and 19% increase in realized crude oil prices versus that same period

•	First quarter 2011 EBITDAX of $37.9 million and discretionary cash flow of $36.2 million (see reconciliation of EBITDAX and discretionary cash flow in the tables)

•	Increased expectations for 2011 projected EBITDAX, currently expected to range from $240 million to $270 million using the midpoint of guidance (see EBITDAX table in guidance section)

•	Cash on hand and liquidity continuing to build, with current estimated cash at $55 million and liquidity (cash on hand plus undrawn availability on the Company’s revolver) of $205 million

•	Net debt per Boe rapidly decreasing from already low levels, currently down to $4.37 based on the 2010 year end proved reserves pro forma for the recent acquisition

•	Recently closed acquisition of oily shallow GOM assets has been fully integrated and the EPL technical team has identified new sizable oily drilling potential

Financial Results

Revenue for the first quarter of 2011 was $67.2 million, up 23% from the fourth quarter 2010, resulting from higher oil revenues from higher oil production and realized oil prices offset by lower natural gas revenues from the decline in gas production resulting from the Company’s focus on oil-weighted development projects.

For the first quarter of 2011, EPL reported a net loss to common stockholders of $14.5 million, or $0.36 per diluted share. The net loss for the first quarter of 2011 was attributable to $20.2 million of non-cash unrealized losses on derivative instruments and $10.8 million of non-cash costs attributable to property impairments. The majority of the property impairments occurred as a result of a mechanical issue with a gas well outside of the Company’s focus areas. Based on high oil prices and low gas prices, the Company elected not to make a high cost, high-risk casing repair and to instead deploy the additional capital into other oil-weighted projects. Excluding the impact of these non-cash items, EPL’s adjusted fourth quarter net income, a non-GAAP measure, would have been $4.8 million, or $0.12 per diluted share.

For the first quarter of 2011, EBITDAX was $37.9 million and discretionary cash flow was $36.2 million (see reconciliation of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the first quarter of 2011 was $14.8 million.

Gary C. Hanna, the Company’s CEO, stated, “We are raising our 2011 EBITDAX guidance to a range of approximately $240 to $270 million, up from our previous midpoint guidance of $225 million. This updated range uses the midpoint of our production guidance and average realized oil prices between $100 to $120 per barrel. To keep production rate versus revenue generation in perspective, with prevailing commodity prices slanted around 25 to 1 in favor of oil production, approximately 90% of our revenue generation is projected this year to come from our increased oil production. In the month of March alone, we realized upwards of $113 per barrel for our crude oil, which is all advantaged by receiving Heavy Louisiana Sweet and Light Louisiana Sweet crude oil basis differentials. As one of the oiliest of our GOM peer group, notably in the range of 70%, we are uniquely positioned in this oil price advantaged commodity market to provide substantial value to our shareholders.”

Production and Price Realizations

Oil production for the first quarter of 2011 averaged 6,567 Boe per day, comprised of 96% crude oil production and 4% natural gas liquids. Natural gas production averaged 23.0 million cubic feet (Mmcf) per day. First quarter 2011 crude oil production volumes were 23% higher than the previous quarter, primarily as a result of the recent acquisition of oil weighted properties which closed mid first quarter and continued focus on oil-weighted projects. Price realizations, all of which are stated before the impact of derivative instruments, averaged $101.34 per barrel for crude oil and $4.17 per thousand cubic feet (Mcf) of natural gas in the first quarter of 2011, compared to $85.39 per barrel of crude oil and $3.81 per Mcf of natural gas in the fourth quarter of 2010.

Operating Expenses

Lease operating expenses (LOE) for the first quarter of 2011 totaled $15.3 million, while general and administrative (G&A) expenses were $5.3 million. The period included $1.7 million for LOE related to its newly acquired properties. Reported G&A expenses include non-cash stock based compensation recorded in the first quarter of 2011 of $0.5 million, as well as $0.5 million of A&D-related expenses due to the recent acquisition. Excluding these items for comparative purposes in both periods, G&A would have been $4.3 million for first quarter 2011 versus an average of $4.2 million per quarter for full year 2010.

Liquidity and Capital Resources

As of March 31, 2011, the Company had unrestricted cash on hand of $44.4 million and $7.2 million of restricted cash. As announced in February of this year, EPL closed on its acquisition of producing Gulf of Mexico (GOM) shelf properties from Anglo-Suisse Offshore Partners, LLC for $200.7 million in cash, subject to customary adjustments to reflect the January 1, 2011 economic effective date (the Acquisition). In order to finance the Acquisition, the Company also closed its previously announced offering of $210 million aggregate principal amount of 8.25% Senior Notes due 2018.

Concurrently, the Company entered into a new $250 million credit facility with $150 million of undrawn revolving capacity. Currently, EPL estimates its cash on hand at approximately $55 million for total estimated liquidity of $205 million and net debt of $4.37 per barrel of oil equivalent using 2010 year-end proved reserves pro forma for the Acquisition.

Gary Hanna commented, “Post transaction, our credit profile and liquidity remains very strong versus our peer group and we are steadily improving on a net debt basis due to our continued cash build. Our cost of capital is attractive and we have enhanced our growing liquidity through our expanded but unused new credit facility. We have the technical capability and financial flexibility to be acquisitive in this robust shallow GOM A&D market, with our eye squarely on aggregating additional oil-weighted shallow water GOM properties and maintaining a conservative balance sheet.”

Capital Expenditures and Operations Update

During first quarter 2011, capital expenditures, all of which were development related activities totaled approximately $7.1 million. In addition, the Company spent approximately $7.8 million in the first quarter on plugging and abandonment and other decommissioning activities.

The Company’s full year 2011 planned activities are set to ramp up in the second quarter after heavy weather related disruptions during the winter months. By the end of May, the Company expects to have up to five rigs working full time within its focus areas. EPL’s budget for 2011 includes $90 to $105 million of development activities, primarily in the East Bay, South Timbalier, West Delta, and Main Pass field areas, as well as an additional $20 million for exploration projects. The Company is continuing its proactive abandonment and decommissioning program, with an approved 2011 budget of approximately $17 million. The Company plans to plug up to 150 wells and remove over 50 platforms, and the program is already well underway with 81 wells completed. By the end of 2011, EPL expects to have plugged over 300 wells since the start of the program in late 2009, predominately within its East Bay field.

Gary Hanna continued, “We are excited about our acquisition that closed mid-way through the first quarter. Our timing was great in that we bought these properties in a rising commodity price environment, for approximately three times their twelve month trailing cash flow. Most importantly, we will see the full effects of the properties’ heavily oil-weighted production beginning in the second quarter. We have fully integrated these centrally located, shallow water fields into our company. While we are just getting started, our well reactivation program has increased our production estimates for the acquired assets by upwards of 15% and we have decreased estimated lease operating expenses approximately 13% in the West Delta area.

“Right off the bat, our technical team began working on refining our immediate development and longer term exploration plans for the acquired properties. We knew these properties contained high quality, low cost recompletion opportunities and anticipated that we would quickly define upside drilling potential in these prolific areas. As we speak, we have at least a dozen newly identified leads in the West Delta area, with unrisked resource potential of multiple times the acquired proved reserve base. While we are early in this process, it is exceeding our expectations in terms of the rapid identification of potential drilling targets, and confirms our belief in this acquired asset base holding significant upside potential that we hope to unlock in short order.”

Second Quarter and Full Year 2011 Guidance

ESTIMATED EBITDAX RANGES

2011 EBITDAX Estimates Using the Production Guidance and Various Realized Prices (1)

	Full Year 2011 Production Rate
	8000 Bopd/20 Mmcf/d	8500 Bopd/24 Mmcf/d	9000 Bopd/27 Mmcf/d
Realized Prices ($/Bbl/$Mcf)

$100/$4.25	$220	$240	$260

$110/$4.25	$235	$255	$280

$120/$4.25	$250	$270	$300

(1)	All EBITDAX figures are approximate using production and expense guidance and estimated realized hedging impacts

ESTIMATED PRODUCTION & SWAP HEDGE VOLUMES

Net Production (per day):	2Q 2011	Full Year 2011
Oil, including NGLs (Bbls)	7,750 - 8,500	8,000 - 9,000
Natural gas (Mcf)	18,000 - 22,000	20,000 - 27,000
% Oil, including NGLs (using midpoint of guidance)	71%	68%

Swap Contracted Volume
Oil (barrels)	5,891	3,561
% of Oil swap contracted	76% - 69%	45% - 40%
% of Boe swap contracted	55% - 48%	31% - 26%
Average Swap Price Level	$ 85.00	$ 84.41

ESTIMATED EXPENSES (in Millions, unless otherwise noted)

Lease Operating (including energy insurance)	$ 17.8 - 18.8	$ 62.0 -66.0
General & Administrative (cash and non-cash)	$ 4.8 - 5.3	$ 19.0 - 21.0
Taxes, other than on earnings (% of revenue)	3% - 5%	3% - 5%
Exploration Expense	$ 1.0 - 3.0	$ 2.0 - 5.0
DD&A ($/Boe)	$ 21.00 - 25.00	$ 21.00 - 25.00
Interest Expense (including amortization of discount and deferred financing costs)	$ 4.5 - 5.5	$ 17.5 - 18.5

Gary Hanna concluded, “We are reaffirming our 2011 oil production guidance at 8,000 to 9,000 barrels of oil per day. We firmly believe that beginning in this current quarter we will deliver significant increases in our oil production. We exited the first quarter at over 8,000 barrels of oil per day, and we will have production from our acquired properties counted in full beginning in the second quarter as well as improved performance with deceased winter weather-related issues across all of our assets. Additionally, our capital program, which is focused on oil-weighted projects, will continue to ramp up significantly beginning this month, and we anticipate seeing the full effects of that production, mainly oil, in the third and fourth quarters. Therefore, we are keeping a watchful eye towards hopefully increasing our oil guidance as we ramp up our activities.

“As mentioned earlier, we are raising our EBITDAX guidance to a range of $240 to $270 million. This is in spite of the fact that we are lowering our full year gas production guidance to 20 Mmcf/d to 27 Mmcf/d. Since we are anticipating realizing between 25 to 30 times the revenue for every barrel of crude oil produced versus mcf of gas produced, this has not impacted our projected revenue or cash flow growth for the year. Recently we experienced operational issues on two high rate gas recompletion opportunities performed, one of which was too costly to attempt to repair. We are prudently putting that development capital to better use, back into higher return oil projects within our portfolio.”

Conference Call Information

EPL has scheduled a conference call for today, May 4, 2011 at 9:00 A.M. Central Time/10:00 A.M. Eastern Time, to review results for the first quarter of 2011. To participate in the EPL conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 61839007.

The call will be available for replay beginning two hours after the call is completed through midnight of May 18, 2011. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 61839007.

The conference call will be webcast live and for on-demand listening at the Company’s web site, www.eplweb.com. Listeners may access the call through the “Conference Calls” link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas. The Company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; planned and unplanned capital expenditures; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with the properties acquired in the acquisition; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

###	11-012

ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Revenue:
Oil and natural gas	$67,215	54,687	70,683
Other	34	35	36

	67,249	54,722	70,719

Costs and expenses:
Lease operating	15,331	11,391	14,442
Transportation	135	253	490
Exploration expenditures and dry hole costs	548	2,513	1,854
Impairments	10,788	2,122	769
Depreciation, depletion and amortization	21,063	23,277	29,855
Accretion of liability for asset retirement obligations	3,575	3,201	3,222
General and administrative	5,287	4,208	4,188
Taxes, other than on earnings	3,318	2,714	2,037
Loss (gain) on abandonment activities	172	(943)	(197)
Other	(42)	925	(52)

Total costs and expenses	60,175	49,661	56,608

Income from operations	7,074	5,061	14,111

Other income (expense):
Interest income	10	8	9
Interest expense	(2,470)	(934)	(4,202)
Loss on derivative instruments	(25,525)	(5,980)	(1,924)
Loss on early extinguishment of debt	(2,377)	—	—

	(30,362)	(6,906)	(6,117)

Income (loss) before income taxes	(23,288)	(1,845)	7,994
Benefit from (provision for) income taxes	8,779	717	(2,878)

Net income (loss)	$(14,509)	(1,128)	5,116

Net income (loss), as reported	$(14,509)	(1,128)	5,116
Add back:
Unrealized loss (gain) due to the change in fair market value of derivative contracts	20,234	4,798	(1,736)
Impairments	10,788	2,122	769
Deduct:
Income tax adjustment for above items	(11,695)	(2,692)	348

Adjusted Non-GAAP net income	$4,818	3,100	4,497

EBITDAX Reconciliation:

Net income (loss), as reported	$(14,509)	(1,128)	5,116
Add back:
Income taxes	(8,779)	(717)	2,878
Net interest expense	2,460	926	4,193
Depreciation, depletion, amortization and accretion	24,638	26,478	33,077
Impairments	10,788	2,122	769
Exploration expenditures and dry hole costs	548	2,513	1,854
Loss (gain) on abandonment activities	172	(943)	(197)
Loss on early extinguishment of debt	2,377	—	—
Less impact of:
Unrealized loss (gain) due to the change in fair market value of derivative contracts	20,234	4,798	(1,736)

EBITDAX	$37,929	34,049	45,954

EBITDAX is defined as net income (loss) before income taxes, net interest expense, depreciation, depletion, amortization and accretion, impairments, exploration expenditures and dry hole costs, loss (gain) on abandonment activities, loss on early extinguishment of debt and cumulative effect of change in accounting principle, and further deducts the unrealized gain or loss on our derivative contracts. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used in our industry as an indicator of a company’s ability to internally fund exploration and development activities and incur and service debt. EBITDAX is not a calculation based on generally accepted accounting principles (GAAP) in the United States and should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Investors should carefully consider the specific items included in our computation of EBITDAX. Investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. In addition, EBITDAX does not represent funds available for discretionary use.

ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY

OPERATING ACTIVITIES

(In thousands)

(Unaudited)

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Cash flows from operating activities:
Net income (loss)	$(14,509)	(1,128)	5,116
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	21,063	23,277	29,855
Accretion of liability for asset retirement obligations	3,575	3,201	3,222
Loss on early extinguishment of debt	2,377	—	—
Unrealized loss (gain) on derivative contracts	20,234	4,798	(1,736)
Non-cash compensation	502	260	165
In-kind interest on PIK Notes	—	—	3,225
Deferred income taxes	(8,797)	(717)	2,878
Exploration expenditures	115	2,290	1,756
Impairments	10,788	2,122	769
Amortization of deferred financing costs and discount	246	382	504
Loss (gain) on abandonment activities	172	(943)	(197)
Changes in operating assets and liabilities:
Trade accounts receivable	(12,407)	1,928	(637)
Other receivables	1,283	—	1,413
Prepaid expenses	898	1,170	(1,872)
Other assets	79	276	(461)
Accounts payable and accrued expenses	(3,760)	(1,300)	(3,656)
Asset retirement obligations	(7,033)	(5,228)	(1,263)

Net cash provided by operating activities	$14,826	30,388	39,081

Reconciliation of discretionary cash flow:
Net cash provided by (used in) operating activities	14,826	30,388	39,081
Changes in working capital	20,940	3,154	6,476
Non-cash exploration expenditures and impairments	(10,903)	(4,412)	(2,525)
Total exploration expenditures, dry hole costs and impairments	11,336	4,635	2,623

Discretionary cash flow	$36,199	33,765	45,655

The table above reconciles discretionary cash flow to net cash provided by or used in operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management’s belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by the Company may not be comparable in all instances to discretionary cash flow as reported by other companies.

ENERGY PARTNERS, LTD.

SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS

(Unaudited)

	Three Months Ended March 31,	Three Months Ended December 31,	Three Months Ended March 31,
	2011	2010	2010
PRODUCTION AND PRICING
Net Production (per day):

Crude Oil (Bbls)	6,279	5,094	5,970
Natural Gas Liquids (Bbls)	288	670	1,257

Oil (Bbls)	6,567	5,764	7,227
Natural gas (Mcf)	22,995	34,564	50,932
Total (Boe)	10,400	11,524	15,716
Average Sales Prices:
Crude Oil (Bbls)	$101.34	85.39	77.17
Natural Gas Liquids (Bbls)	50.70	41.47	44.23
Oil (per Bbl)	99.12	80.28	71.44
Natural gas (per Mcf)	4.17	3.81	5.28
Average (per Boe)	71.81	51.58	49.97
Oil and Natural Gas Revenues (in thousands):
Crude Oil	$57,271	40,016	41,464
Natural Gas Liquids	1,314	2,555	5,003

Oil	58,585	42,571	46,467
Natural gas	8,630	12,116	24,216

Total	67,215	54,687	70,683

Impact of oil derivatives settled during the period per Bbl (1):	$(8.95)	(2.23)	(5.63)

OPERATIONAL STATISTICS
Average Costs (per Boe):
Lease operating expense	$16.38	10.74	10.21
Depreciation, depletion and amortization	22.50	21.95	21.11
Accretion expense	3.82	3.02	2.28
Taxes, other than on earnings	3.54	2.56	1.44
General and administrative	5.65	3.97	2.96

(1)	The derivative amounts represent the realized portion of gains or losses on derivative contracts settled during the period which are included in Other income (expense) in the consolidated statements of operations.

ENERGY PARTNERS, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$44,422	$33,553
Trade accounts receivable - net	33,850	21,443
Receivables from insurance	805	2,088
Fair value of commodity derivative instruments	29	186
Deferred tax assets	7,249	2,693
Prepaid expenses	2,910	3,303

Total current assets	89,265	63,266

Property and equipment	945,795	719,147
Less accumulated depreciation, depletion and amortization	(199,906)	(168,055)

Net property and equipment	745,889	551,092

Restricted cash	7,216	8,489
Other assets	1,735	1,814
Deferred financing costs — net of accumulated amortization	5,870	2,245

	$849,975	$626,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,122	$18,358
Accrued expenses	29,471	28,394
Asset retirement obligations	9,878	16,902
Fair value of commodity derivative instruments	24,248	12,320

Total current liabilities	77,719	75,974

Long-term debt	203,878	—
Asset retirement obligations	82,111	54,681
Deferred tax liabilities	18,228	22,469
Fair value of commodity derivative instruments	8,149	—
Other	666	666

	390,751	153,790

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value per share. Authorized 1,000,000 shares; no shares issued and outstanding at March 31, 2011 and December 31, 2010.	—	—
Common stock, $0.001 par value per share. Authorized 75,000,000 shares; shares issued and outstanding 40,192,255 and 40,091,664 at March 31, 2011 and December 31, 2010, respectively.	40	40
Additional paid-in capital	503,181	502,556
Accumulated deficit	(43,989)	(29,480)
Treasury stock, at cost, 511 shares at March 31, 2011	(8)	—

Total stockholders’ equity	459,224	473,116

	$849,975	$626,906